AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       Of
                         IMAGING DIAGNOSTIC SYSTEMS, INC

      Pursuant to the written actions dated July 10, 1998 and December 3, 1998, duly executed by a majority of the shareholders of Imaging Diagnostic Systems, Inc. entitled to vote thereon, and ratification of such written action by the Company's Board of Directors, the Corporation's Articles of Incorporation to provide for and increase in the authorized Common Stock, pursuant to the relevant provisions of Chapter 607 of the Florida Statutes are hereby Amended as follows:


                                    ARTICLE I
                                    ---------

      The name of the corporation is IMAGING DIAGNOSTIC SYSTEMS, INC.

                            ARTICLE III CAPITAL STOCK
                            -------------------------

      The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 102,000,000 (ONE HUNDRED TWO MILLION) shares, no par value. The 102,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:

           100,000,000 common shares

           2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company's Board of Directors.


      Except as amended above the remainder of the Company's Article of Incorporation shall remain unchanged, and are hereby ratified and confirmed

The foregoing Amendments to the Articles of Incorporation were duly adopted on July 10, 1998 and December 3, 1998 by written action by a majority of the holders of the Corporation's common stock, no par value and the holders of the Preferred Shares., and approved by a sufficient number of votes pursuant to the Florida Statutes.


ATTESTED TO:                                IMAGING DIAGNOSTIC SYSTEMS, INC

By:   /s/Allan L. Schwartz,                 By:/s/Linda Grable,
      -------------------------------          -----------------------------
      Executive Vice President and Director       President and Director